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                                      AMENDMENT NO. 1, DATED JULY 19, 2000,
                              BETWEEN LIBERTY MEDIA CORPORATION ("LIBERTY") AND LIBERTY LIVEWIRE CORPORATION ("LIVEWIRE"), FORMERLY KNOWN AS THE TODD-AO CORPORATION ("TODD") TO THE CONTRIBUTION AGREEMENT DATED AS OF FEBRUARY 11, 2000 (THE "ORIGINAL AGREEMENT"), BETWEEN LIBERTY AND TODD.


                                    Recitals

A. The Original Agreement was presented to and approved by the stockholders of Todd at the special meeting of stockholders held on June 9, 2000.

B. As so approved, the Original Agreement contemplated that Liberty would: (i) acquire controlling interests in both Todd and SEG; (ii) contribute to SEG its controlling interest in Todd (the "Old Todd Contribution"), in exchange for additional shares of voting stock of SEG; and (iii) cause SEG to contribute to Todd 100% of the assets of SEG (the "Old SEG Contribution"), in exchange for additional shares of voting stock of Todd and the assumption by Todd of all liabilities of SEG.

C. Liberty and Livewire each believe that it is in the best interests of Liberty and Livewire, and their respective stockholders, to modify and amend the Original Agreement as provided herein.


         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties to this Amendment, intending to be bound, HEREBY AGREE AS FOLLOWS:

         ARTICLE I. Certain Definitions. As used herein, the following terms have the corresponding meanings:

         1.1 "AcquisitionSub" means [SEG Acquisition Sub, LLC], a [Colorado] limited liability company of which Liberty is the sole member.

         1.2 "Livewire Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of Livewire.

         1.3 "New SEG Consideration" means 8,181,818 shares of Livewire Class B Common Stock.

         1.4 "Prior Agreement" means the Agreement and Plan of Merger dated as of December 30, 1999, by and among Liberty, AT&T Corp., C-Group Merger


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Corp., SounDelux Entertainment Group, Inc., a California corporation, SEG and the stockholders of SounDelux Entertainment Group, Inc. named therein.

         1.5 "SEG" means SounDelux Entertainment Group of Delaware, Inc., a Delaware corporation, in its own capacity and as successor-in-interest to SounDelux Entertainment Group, Inc., a California corporation.

         1.6 "SEG Acquired Businesses" means each of the following businesses currently operated by SEG and certain of its subsidiaries, as provided in the SEG Asset Purchase Agreement:

         - Post Production Business Unit: Soundelux Hollywood, Modern Music, Signet Soundelux Studios, Vine Street Studios;

         - Content Business Unit: Hollywood Edge, Microphones, Soundelux Audio Publishing, Cyberbuzz, and nextpicture.com; and

         -        Showorks Production West non-LBE sound editing business.

         1.7 "SEG Asset Purchase" means the acquisition by the Acquisition Sub of all assets of SEG and certain of its subsidiaries used in or held for use in the SEG Acquired Businesses, other than cash and certain other excluded assets, in accordance with the SEG Asset Purchase Agreement.

         1.8 "SEG Asset Purchase Agreement" means the Asset Purchase Agreement dated as of July [19], 2000, by and among Livewire, Acquisition Sub, SEG, each of the subsidiaries of SEG named as "Sellers" therein and each of the stockholders of SEG named as "Selling Stockholders" therein.

         1.9 "SEG Assumed Liabilities" means "Assumed Liabilities" as such term is defined the SEG Asset Purchase Agreement. For the avoidance of doubt, SEG Assumed Liabilities includes (i) certain working capital liabilities on the closing date of the SEG Asset Purchase (which liabilities will be taken into account in calculating the net working capital of the SEG Acquired Businesses for purposes of the closing adjustment payable to Livewire pursuant to Section 2.2(b) of the SEG Asset Purchase Agreement), (ii) all obligations accruing and relating to periods after the closing date of the SEG Asset Purchase under transferable licenses and assumed contracts, and (iii) subject to certain provisions of the SEG Asset Purchase Agreement, certain accrued severance obligations relating to employees of the SEG Acquired Businesses.

ARTICLE II. SEG Contribution.

         2.1 Contribution. Subject to and as soon as practicable following the consummation of the SEG Asset Purchase, Liberty shall contribute to Todd (the "SEG Contribution") 100% of the outstanding ownership interests of the Acquisition Sub, in exchange for (i) the New SEG Consideration and (ii) the

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assumption by Livewire pursuant to the SEG Asset Purchase Agreement of the SEG
Assumed Liabilities.

         2.2 Consideration. The New SEG Consideration will be payable by Livewire to Liberty in full at the closing of the SEG Contribution.

         2.3 Closing Adjustment. If any post closing purchase price adjustment is payable by SEG and the other sellers pursuant to the SEG Asset Purchase Agreement, such adjustment shall be paid directly to Livewire in accordance with
Section 2.2(b) of the SEG Asset Purchase Agreement. Neither Liberty nor Livewire shall be entitled to any other purchase price adjustment pursuant to the SEG Asset Purchase Agreement or this Amendment.

         2.4 Options. For the avoidance of doubt, Livewire shall not assume or otherwise be responsible for any stock options granted by SEG prior to the SEG Asset Purchase.

         2.5 Acquisition Sub. At the closing of the SEG Contribution, the Acquisition Sub will not have any assets or liabilities whatsoever, other than the assets of the SEG Acquired Businesses acquired in the SEG Asset Purchase and the SEG Assumed Liabilities.

         2.6 SEG Asset Purchase Agreement. Attached hereto is a true, correct and complete copy of the SEG Asset Purchase Agreement, as executed, with all exhibits. Each party will promptly notify the other of any amendment or modification to the SEG Asset Purchase Agreement and will not consent to any such amendment or modification adverse to Liberty, Livewire or the Acquisition Sub without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed.

ARTICLE III. Amendment to Original Agreement.

         This Amendment supersedes and amends the Original Agreement. Notwithstanding anything to the contrary, the provisions of the Original Agreement providing for the Old Todd Contribution and the Old SEG Contribution are hereby terminated and made void. Except as otherwise expressly provided for herein, the Original Agreement shall remain in full force and effect as executed. For the avoidance of doubt, the parties acknowledge that the 4MC Contribution provided for in the Original Agreement was consummated on or about June 9, 2000, in accordance with the terms thereof.

ARTICLE IV. Representations, Warranties and Covenants.

         4.1. Representations, Warranties and Covenants of Liberty. Liberty hereby represents, warrants and covenants to Livewire as follows:


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                  (a) Between the closing of the SEG Asset Purchase and the
consummation of the SEG Contribution, Liberty shall not cause or permit the Acquisition Sub to pay or declare any dividend or distribution on its equity interests, or otherwise to do anything that if done by SEG prior to the closing of the SEG Asset Purchase Agreement would have constituted or resulted a material breach of any material representation or warranty of SEG therein, without in any such case the prior written consent of Livewire, which consent shall not unreasonably be withheld or delayed.

                  (b) This Amendment No. 1 and the Original Agreement as amended hereby (collectively, this "Agreement") has been duly executed and delivered by Liberty. Liberty has all requisite corporate power and authority to enter into this Agreement and Liberty has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Liberty of this Agreement and the performance by Liberty of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms.

         4.2. Representations, Warranties and Covenants of Livewire. Livewire hereby represents, warrants and covenants to Liberty as follows:

                  (a) This Agreement has been duly executed and delivered by Livewire. Livewire has all requisite corporate power and authority to enter into this Agreement and all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Livewire of this Agreement and the performance by Livewire of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Livewire, enforceable in accordance with its terms. The shares of Livewire Class B Common Stock to be issued to Liberty pursuant to this Agreement, when issued in accordance with this agreement, will be duly authorized, validly issued, fully paid and non-assessable and no stockholder or other security holder of Livewire will have any preemptive right of subscription or purchase in respect thereof.

         4.3. Further Assurances. If at, or at any time after, the closing of the SEG Contribution, either party considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Livewire the right, title and interest of Livewire in, to and under any of the rights, properties, or assets of the SEG Acquired Businesses, or otherwise to carry out the intent and purposes of this Agreement, then, at the request of either party, each party shall execute and deliver (or cause to be executed and delivered), all such deeds, bills of sale, assignments and assurances and shall take and do all such other actions and things as either party may determine to be necessary or desirable to vest,


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perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the SEG Acquired Businesses or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE V. Conditions.

         The respective obligations hereunder of Liberty and Livewire to consummate the SEG Contribution are subject to the satisfaction of each of the following conditions:

         5.1. Absence of Injunctions and Proceedings. No permanent or preliminary injunction or restraining order or other order by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, (i) preventing consummation of any of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or could have a material adverse effect on the business, operations, results of operations, financial condition, or prospects of Liberty, Livewire or any direct or indirect subsidiary of either of them or of any other affiliate of Liberty,
(ii) requiring the divestiture, as a result of any of the transactions contemplated hereby, of any substantial portion of the business or assets of Liberty or Livewire or of any direct or indirect subsidiary of either of them or of any other affiliate of Liberty, (iii) imposing material limitations on the ability of Liberty (directly or, in the case of indirectly owned securities, indirectly) effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of Livewire or any other direct or indirect subsidiary of Liberty (including the right to vote such shares or other ownership interests on all matters properly presented to the shareholders or other equity holders of such entity) or making the holding by Liberty (or a direct or indirect subsidiary of Liberty) of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requiring Liberty, Livewire or any direct or indirect subsidiary of either of them or any other affiliate of Liberty to cease or refrain from engaging in any line of business, as a result of this Agreement or any transaction contemplated hereby.

         5.2. No Adverse Enactments. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or U.S. federal, state or local court or other governmental authority of competent jurisdiction shall be in effect that (i) makes this Agreement, the SEG Contribution or any other transaction contemplated hereby illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith or otherwise prohibits or unreasonably delays any such transaction, (ii) requires or is reasonably likely to require, as a result of the consummation of the SEG Contribution or any other transaction contemplated hereby, the divestiture of or any restrictions or conditions on the conduct of any substantial portion of the business or assets of Liberty Livewire or any direct or indirect subsidiary of either of them or of any other affiliate of


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Liberty, (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Liberty (directly or, in the case of indirectly owned securities, indirectly) effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of Livewire or any other direct or indirect subsidiary of Liberty (including the right to vote such shares or other ownership interests on all matters properly presented to the shareholders or other equity holders of such entities), or makes the holding by Liberty (or a direct or indirect subsidiary of Liberty) of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requires or is reasonably likely to require Liberty, Livewire or any direct or indirect subsidiary of either of them or any other affiliate of Liberty to cease or refrain from engaging in any material business, as a result of this Agreement or the consummation of any transaction contemplated hereby.

         5.3. Tax Matters. There shall not have been any change in law or regulation, and no new decision, regulation or interpretation published by the Internal Revenue Service or any other governmental authority of competent jurisdiction after the date of this Agreement, that could reasonably be anticipated to make the SEG Contribution taxable to Liberty or Livewire (or any member of a consolidated group of which Liberty or Livewire is a member) for U.S. federal income tax purposes.

ARTICLE VI. Miscellaneous.

         6.1. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

                  (a)      If to Liberty:

                                    Liberty Media Corporation
                                    9197 South Peoria Street
                                    Englewood, CO 80112
                                    Attention: General Counsel
                                    Facsimile: (720) 875-5382

                  (b)      If to Livewire:

                                    [ADDRESS TO BE SUPPLIED]

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery


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or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

         6.2. Entire Agreement. This Amendment No. 1 amends the Original Agreement with respect to the SEG Contribution and, together with the Original Agreement as so amended constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior agreements and understandings, oral and written, between the parties with respect to such subject matter.

         6.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6.4. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         6.5. Counterparts. This Agreement may be executed in counterparts, and on separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

         6.6. Applicable Law. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.


                                   LIBERTY LIVEWIRE CORPORATION



                                   By:      ______________________
                                            Name:
                                            Title:


                                   LIBERTY MEDIA CORPORATION



                                   By:      /s/ Charles Y. Tanabe
                                            Name:    Charles Y. Tanabe
                                            Title:   Senior Vice President,
                                                     General Counsel and
                                                     Assistant Secretary



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